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                                                                  EXHIBIT (a)(1)

                     JOHNSTOWN/CONSOLIDATED INCOME PARTNERS
                     1873 South Bellaire Street, 17th Floor
                             Denver, Colorado 80222

                                October 25, 1999

Dear Limited Partner:

         We understand that you will receive from AIMCO Properties, L.P. an offer to purchase any and all partnership units at $86 per unit of Johnstown/Consolidated Income Partners (the "Partnership"). Further, we understand that you are to receive from Madison Liquidity Investors 104, L.L.C. an offer to purchase up to 4.9% of the limited partnership units at $50 per unit.

         The Partnership, through its general partner, Fox Partners (the "General Partner"), is required by the rules of the Securities and Exchange Commission to make a recommendation as to whether you should accept or reject such offers, or whether the Partnership is remaining neutral with respect to such offers. THE PARTNERSHIP AND THE GENERAL PARTNER ARE REMAINING NEUTRAL AND MAKING NO RECOMMENDATION WITH RESPECT TO ANY OFFER for the reason set forth under "the Offer - Section 10. Position of Your General Partner of with Respect to the Offer" in the Offer to Purchase, dated October 25, 1999, of AIMCO Properties, L.P., which is being sent to you. However, it should be noted that the offer of AIMCO Properties, L.P. is at the highest price of the two offers. If you wish to sell your units for cash, you should do so at the highest price.

         Limited Partners should carefully read the enclosed Schedule 14D-9, the Offer to Purchase of AIMCO Properties, L.P., dated October 25, 1999 relating to the offer to acquire units of the Partnership (the "Offer to Purchase"), and the related Letter of Transmittal and Instructions. Certain information in the
Schedule 14D-9 is incorporated by reference to the Offer to Purchase of AIMCO Properties, L.P.

         Please note that the General Partner is an affiliate of AIMCO.


                                            CONCAP EQUITIES, INC.
                                            General Partner


                                            By:    /s/ Patrick J. Foye
                                                   -----------------------------
                                                   Patrick J. Foye
                                                   Executive Vice President